Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

IGM BIOSCIENCES, INC.

IGM Biosciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.    The name of the Corporation is IGM Biosciences, Inc. The Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (“DGCL”) on August 25, 1993 under the name Palingen, Inc.

B.    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Section 242 of the DGCL, and has been duly approved by the stockholders of the Corporation.

C.    Section 1 of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation shall have authority to issue is One Billion Four Hundred Million (1,400,000,000) shares, of which One Billion Two Hundred Million (1,200,000,000) shares are Common Stock, $0.01 par value, and Two Hundred Million (200,000,000) shares are Preferred Stock, $0.01 par value. One Billion (1,000,000,000) shares of the Common Stock are hereby designated “Voting Common Stock” and Two Hundred Million (200,000,000) shares of the Common Stock are hereby designated as “Non-Voting Common Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Any reference to “Common Stock” issued by the Corporation in any contract, agreement or otherwise to which the Corporation is a party, whether before or after the date of filing of this Amended and Restated Certificate of Incorporation, shall refer to Voting Common Stock, unless specific reference is made to the Non-Voting Common Stock.”

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IN WITNESS WHEREOF, IGM BIOSCIENCES, INC. has caused this Certificate of Amendment to be signed by Fred Schwarzer, a duly authorized officer of the Corporation, on this 25th day of June, 2021.

By:	/s/ Fred Schwarzer
Fred Schwarzer
Chief Executive Officer and President

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